Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Alan W. Thompson Elected Chairman

Of Waccamaw Bankshares

Whiteville, NC - January 7, 2005 – Waccamaw Bankshares (NASDAQ: WBNK), today announced that the Board of Directors has elected Alan W. Thompson to the post of Chairman of the Board of Waccamaw Bankshares and its subsidiary, Waccamaw Bank.

Mr. Thompson is a founder and founding director of Waccamaw Bank and became a director at Waccamaw Bankshares at the time of its formation in 2001. This change completes the transition process that began when former Chairman Michael K. Jones announced his retirement from the Board of Directors in June of 2004 which was effective on December 31, 2004.

Mr. Thompson is managing partner of Thompson, Price, Scott, Adams, and Company, PA with offices in Whiteville, Elizabethtown, and Wilmington, NC. He began his practice as a Certified Public Accountant over 20 years ago in Whiteville, NC in association with Alan Price. A life long resident of Southeastern NC, Mr. Thompson’s hometown is Lumberton, NC and is a graduate of the University of North Carolina at Pembroke. Mr. Thompson served in the United States Army Reserve as a Captain, was a Company Commander for 13 years, and was Airborne qualified. He is a resident of Whiteville, NC; where he resides with his wife Marilyn and daughters Hilaire and Meredith. Community affiliations include the Whiteville Rotary Club, of which he is a past President and serves on the Board of Directors of The Greater Whiteville Chamber of Commerce. He and his family are members of Living Word Church in Chadbourn, NC.

“I am honored to serve at the capacity of Chairman of the Board of Directors and I look forward to many exciting years ahead as our community bank and holding company move forward as we continue to fulfill our initial vision of being the strongest financial institution within the markets that we serve.” Mr. Thompson stated.

Jim Graham, President and CEO of Waccamaw Bankshares stated that, “The Board of Directors is delighted that Alan has seen fit to assume these duties. Alan has been an energetic and conscientious member of our Board of Directors since early days of formation of our company. He has tremendous financial knowledge and brings great vision to this position. The Board is confident that he will serve in this capacity with distinction.”

Waccamaw Bankshares is the parent company of Waccamaw Bank; a community based financial institution with offices in Whiteville, Chadbourn, Tabor City, Shallotte, Holden Beach, and Wilmington. Waccamaw Bank offers a full range of financial services including mortgage, investment, and insurance services. For more information contact Jim Graham at (910) 641-0044 or visit our website at www.waccamawbank.com.